Exhibit 5.1

Real Messenger Corporation 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D	+852 3656 6054 +852 3656 6061
	E	nathan.powell@ogier.com florence.chan@ogier.com

	Reference:	FYC/AGA/182320.00003

1 November 2023

Dear Sir and Madam,

Real Messenger Corporation (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-4, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement). The Registration Statement relates to the transactions contemplated in the agreement and plan of merger dated as of 27 March 2023 (the Agreement), modified by a joinder agreement dated as of 29 June 2023, and as amended by Amendment No.1 to the Agreement dated as of 15 August 2023 and by Amendment No.2 to the Agreement dated as of 27 October 2023 (as it may be further amended from time to time, the Merger Agreement) by and among (i) Nova Vision Acquisition Corp. (Nova Vision); (ii) the Company; (iii) RM2 Limited (the Merger Sub) and (v) Real Messenger Holdings Limited (the Target), pursuant to which the Company will issue, among other things, the following securities (the Securities) as will be determined in accordance with the Merger Agreement:

(a)	such number of class A ordinary shares of US$0.0001 par value each of the Company (each an Class A Ordinary Share) to the existing shareholders of Nova Vision (including, without limitation, the Class A Ordinary Shares issuable to the existing rights holder of Nova Vision upon conversion of the Parent Rights (as defined in the Agreement) (collectively, the SPAC Shares) as set out in the Registration Statement and in accordance with the terms of the Merger Agreement;

(b)	1,400,000 Class A Ordinary Shares to the existing shareholders and noteholders of the Target (the Merger Consideration Shares) and 3,600,000 class B ordinary shares of US$0.0001 par value each of the Company to the existing shareholders of the Target (the Class B Ordinary Shares) in accordance with the terms of the Merger Agreement (of which 90,000 Class A Ordinary Shares and 360,000 Class B Ordinary Shares are to be issued as the Holdback Shares (as defined in the Merger Agreement); and

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan* Lin Han** Cecilia Li** Rachel Huang** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	such number of warrants to purchase Class A Ordinary Shares to the existing warrant holders of Nova Vision upon conversion of their Parent Warrant (as defined in the Merger Agreement) which have substantially the same terms and conditions as set forth in the Parent Warrants; (the Purchaser Warrants).

The SPAC Shares, the Merger Consideration Shares and the Class A Ordinary Shares underlying the Purchaser Warrants are collectively referred to as the Offering Shares.

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Statutory Books and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions have not been amended, varied or revoked in any respect;

(g)	neither the sole director of the Company (the Sole Director) or the sole shareholder of the Company have taken any steps to appoint any restructuring officer or liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles of Association prior to the date that any Offering Shares are issued by the Company; and

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(i)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Securities

(b)	The SPAC Shares and Merger Consideration Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Merger Agreement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof in accordance with the terms set out in the Registration Statement, the Merger Agreement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of SPAC Shares and Merger Consideration Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(c)	The Class A Ordinary Shares which are to be issued pursuant to the Purchaser Warrants (the Warrant Shares), in each case when the Purchaser Warrants are exercisable under the terms of the Purchaser Warrants and the Warrant Agreement as referred to within the Registration Statement, have been duly authorised for issue and, when:

(i)	issued by the Company upon due exercise of the Purchaser Warrants in accordance with the terms of the Purchaser Warrants and the Warrant Agreement as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Warrant Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Purchaser Warrants (which price shall not be below the par value of such Warrant Shares), validly issued, fully paid and non-assessable.

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4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Offering Shares pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Companies Act (Revised) of the Cayman Islands (the Companies Act), without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters” and “Enforcement of Civil Liabilities”.

Yours faithfully

Ogier

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SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation of the Company dated 27 June 2023 issued by the Registrar of Companies.

2	The memorandum and articles of association of the Company dated 27 June 2023 (the Memorandum and Articles of Association).

3	The draft form of the amended and restated memorandum and articles of association of the Company appended to the Registration Statement to be adopted by the Company with effect from the closing of the Offering.

4	A certificate of good standing dated 30 October 2023 issued by the Registrar of Companies in respect of the Company (the Good Standing Certificate).

5	The written resolutions of the sole director of the Company dated 31 October 2023 (the Board Resolutions).

6	The register of members of the Company as at 6 July 2023 (the Register of Members)

7	The register of directors and officers of the Company as at 6 July 2023 (the Register of Directors, and together with the Register of Members, the Statutory Books).

8	A certificate from a director of the Company dated 31 October 2023 as to certain matters of fact (the Director’s Certificate).

9	The Registration Statement.

10	The agreement and plan of merger dated 27 March 2023 by and between Nova Vision and the Target.

11	The joinder agreement dated 29 June 2023 by and among Nova Vision, the Target, the Company and the Merger Sub.

12	The amendment no.1 to agreement and plan of merger dated 15 August 2023 by and among Nova Vision, the Target, the Company, and the Merger Sub.

13	The amendment no.2 to agreement and plan of merger dated 27 October 2023 by and among Nova Vision, the Target, the Company, and the Merger Sub.

14	The warrant agreement between Nova Vision and American Stock Transfer & Trust Company, LLC dated 5 August 2021 (the Warrant Agreement).

15	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 1 November 2023.

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SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

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